Exhibit 5

Alcoa Inc. 390 Park Avenue New York, NY 10022-4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2807

July 23, 2015

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Re:	Prospectus Supplement to Form S-3 (File No. 333-197371)

Ladies and Gentlemen:

This opinion is furnished in connection with the Prospectus Supplement (the “Prospectus Supplement”), dated July 23, 2015, to the Prospectus included in the Registration Statement on Form S-3 (the “Registration Statement”) filed by Alcoa Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 39,414,844 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that are issuable to (i) certain former employees of RTI International Metals, Inc. (“RTI”) upon the exercise of certain options issued by RTI under RTI’s 2014 Stock and Incentive Plan, as amended, and RTI’s 2004 Stock Plan, as amended (together, the “Plans”), and (ii) holders of RTI’s 3.000% Convertible Senior Notes due 2015 and 1.625% Convertible Senior Notes due 2019 upon conversion thereof. The Company completed its acquisition of RTI on July 23, 2015.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined, either personally or indirectly through other counsel of the Company, (i) the Prospectus Supplement and the Registration Statement, including the exhibits thereto; (ii) the Articles of Incorporation and By-Laws of the Company, each as amended to the date hereof; (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the Plans; (v) the Indenture among RTI, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as amended and supplemented to the date hereof and (vi) such other corporate records and documents and such certificates of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law, as I have deemed appropriate as the basis for the opinion expressed below.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined, either personally or indirectly through other counsel of the

Company, or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that the Shares, when issued and delivered by the Company in the manner contemplated by and in accordance with the terms and conditions set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

My opinion is limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

I assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thomas F. Seligson
Thomas F. Seligson
Counsel